EXHIBIT 99.1

Meridian

Meridian Bioscience®, Inc.

Inspired Science. Trusted Solutions.®

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER 2018 OPERATING RESULTS, DECLARES REGULAR SECOND QUARTER CASH DIVIDEND, AND UPDATES FISCAL 2018 GUIDANCE

CINCINNATI, April 26, 2018 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today:

GENERAL HIGHLIGHTS

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Reported record fiscal 2018 second quarter and first six months net revenues of $56.5 million and $108.7 million, respectively, increases of 4% and 8%, respectively, from the same periods of the prior fiscal year;

•
reported second quarter operating income of $7.7 million (including $4.9 million of costs associated with executive transition and realignment, and litigation costs), a decrease of 46% from the same period of the prior fiscal year;

•
reported six months operating income of $15.7 million (including $6.4 million of costs associated with executive transition and realignment, and litigation costs), a decrease of 35% from the same period of the prior fiscal year;

•
reported second quarter net earnings of $5.3 million, or $0.12 per diluted share, on a GAAP basis, decreases of 43% and 45%, respectively, compared to the fiscal 2017 second quarter.  On a non-GAAP basis, earnings were $8.9 million, or $0.21 per diluted share, decreases of 5% each compared to the fiscal 2017 second quarter.  Non-GAAP basis excludes the effect of executive transition and realignment costs, and litigation costs (see non-GAAP financial measure reconciliation below);

•
reported first six months net earnings of $11.6 million, or $0.27 per diluted share, on a GAAP basis, decreases of 26% and 27%, respectively, compared to the same period of fiscal 2017.  On a non-GAAP basis, earnings were $15.4 million, or $0.36 per diluted share, decreases of 1% and 3%, respectively, compared to the same period of fiscal 2017.  Non-GAAP basis excludes the effect of executive transition and realignment costs, litigation costs and certain one-time tax effects of the recently-enacted U.S. Tax Cuts and Jobs Act (the "tax reform act") (see non-GAAP financial measure reconciliation below);

•	declared the regular quarterly cash dividend of $0.125 per share for the second quarter of fiscal 2018 (annual indicated rate of $0.50 per share); and

•	updated its fiscal 2018 guidance of per share diluted earnings to between $0.69 and $0.72 on a non-GAAP basis on net revenues of $209 million to $214 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2018	2017	% Change	2018	2017	% Change
Net Revenues	$56,451	$54,125	4%	$108,734	$100,934	8%
Operating Income	7,678	14,186	-46%	15,739	24,271	-35%
Net Earnings	5,288	9,312	-43%	11,590	15,591	-26%
Diluted Earnings per Share	$0.12	$0.22	-45%	$0.27	$0.37	-27%
Diluted Earnings per Share
excluding effect of executive transition and
realignment costs, litigation costs and certain
effects of tax reform legislation (see non-GAAP
financial measure reconciliation)	$0.21	$0.22	-5%	$0.36	$0.37	-3%

	March 31,
	2018	2017
Cash and Equivalents	$56,400	$54,745
Working Capital	113,691	108,896
Long-term Debt	52,414	56,879
Shareholders' Equity	174,336	170,828
Total Assets	254,547	251,902

COMPANY COMMENTS

Jack Kenny, Chief Executive Officer, commented, "We delivered record top-line performance (versus a strong comparable) during the quarter, reflecting solid contributions from both the Diagnostics and Life Science segments. This strong top-line performance contributed to non-GAAP diluted earnings per share of $0.21. Diagnostics revenues grew 5% in the quarter year-over-year (3% on a constant currency basis), while Life Science revenues advanced 2% (1% on a constant currency basis).  Year-to-date Diagnostics revenues are up 8% year-over-year (6% on a constant currency basis), while Life Science revenues have advanced 7% (5% on a constant currency basis).

Our Diagnostics Segment benefitted from a strong respiratory season.  Additionally, we are seeing continued stabilization across product lines including H. pylori and C. difficile and believe that efforts to improve our commercial effectiveness are materializing. Our foodborne product line, though down for the quarter, is stable for the six month period compared to last year.   As expected, our Magellan LeadCare® testing product line delivered double-digit growth for the quarter against an easier comparison and placements of LeadCare II in the quarter increased compared to the prior quarter due to multi-analyzer placements at two health care systems. We continue to work closely with the FDA regarding the use of venous blood with Magellan's LeadCare Testing Systems.  We remain committed to enhancing Magellan's quality system, and are progressing with the appropriate focus and resources. During fiscal 2018, we have invested approximately $1 million dollars to enhance the quality system and to work with the FDA in efforts to regain our claim for use of venous blood on the testing systems sometime in the future.

Our Life Science Segment turned in respectable performance during the quarter, with our molecular reagents product line posting another quarter of robust growth.  While overall growth in the quarter was subdued due to a tough comparison for our immunological reagents, this segment is performing very well.  Additionally, we are continuing to reap benefits from our investments in Asia-Pacific markets, with revenues in China growing approximately $0.8 million for the second quarter and $1.6 million year-to-date over fiscal 2017.

We continue to drive increased investment in research and development initiatives.  Our Curian platform, which leverages both optical and fluorescent technologies, is expected to launch with its initial assays in calendar 2019.   We expect this platform to contribute to revenues in the second half of fiscal 2019.  Our illumigene CMV, the first molecular test for cytomegalovirus, is targeted to launch late in calendar year 2018.  This test is designed to detect the presence of cytomegalovirus in newborns, which can cause hearing loss as well as intellectual disability.  Progress on our H. pylori/Clarithromycin resistance assay continues and we expect to enter clinical trials near the end of calendar 2018.

As we look ahead to the second half of fiscal 2018, both our Diagnostics and Life Science segments remain on track to perform in-line with original expectations.   Our previously announced organizational realignment is in place, integration efforts are underway, and we continue to be excited about the potential to increase efficiencies and decrease costs across the business.  We remain committed to reinvesting potential savings resulting from this realignment back into the business, with an emphasis on bolstering R&D spending, business development, and customer-facing roles.

Based upon the strength of our first half results, particularly in our respiratory business, we are increasing our fiscal 2018 revenue guidance.  Non-GAAP diluted earnings per share guidance has been adjusted to reflect the positive benefit of tax revisions resulting from the tax reform act, balanced by higher expected costs related to FDA remediation and R&D spending."

TAX REFORM IMPACT

Our GAAP net earnings for the year include the effects of the U.S. Tax Cuts and Jobs Acts (the "tax reform act") signed into law during December 2017. Included therein are (i) a benefit of $1.7 million ($0.04 per diluted share) in the first quarter primarily related to the re-measurement of our U.S. net deferred tax liabilities; and (ii) a provisional charge of $850,000 ($0.02 per diluted share) in the first quarter for the mandatory U.S. repatriation transition tax. Excluding these discrete items, we are estimating our effective tax rate to be in the range of 26% to 27% on a normalized basis during fiscal 2018. Approximately 25% of our cash is held outside of the U.S. At this time, we do not expect to repatriate large amounts of cash from overseas subsidiaries.

Looking to fiscal 2019 and beyond, upon completing strategic planning activities this summer, we will determine the extent to which future savings resulting from tax reform will be utilized to increase R&D spending and for other initiatives, such as to fund increases in entry level wages and our community benefit programs.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.125 per share for the second quarter ended March 31, 2018.  The dividend is payable on May 17, 2018 to shareholders of record as of the close of business on May 7, 2018.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings on both a GAAP and non-GAAP basis, cash flow requirements and future business developments, including any acquisitions and other factors deemed relevant by the Board.

FISCAL 2018 GUIDANCE UPDATED

The Company now expects revenues for the fiscal year ending September 30, 2018 of between $209 million to $214 million, compared to the previous guidance range of $207 million to $212 million.

Management expects non-GAAP net earnings for fiscal 2018 to be between $0.69 and $0.72 per share, an increase from the previously published range of $0.65 to $0.68. Non-GAAP earnings per share for fiscal year 2018 excludes the impacts of litigation costs, executive transition and realignment costs,  potential future costs associated with the realignment of our organizational structure and the one-time benefit of tax reform, namely the re-measurement of deferred tax liabilities and the repatriation transition tax.  Several of these excluded amounts pertain to events that have not yet occurred and are not currently possible to estimate with a reasonable degree of accuracy and could differ materially. Therefore, no reconciliation to GAAP amounts has been provided.

These per share estimates assume an increase in average shares outstanding from approximately 42.6 million at fiscal 2017 year-end to approximately 42.8 million at fiscal 2018 year-end.

The revenue and earnings guidance provided in this press release is derived from expected internal growth and does not include the impact of any acquisitions the Company may complete during fiscal 2018.

FINANCIAL CONDITION

The Company's financial condition remains sound.  At March 31, 2018, current assets were $139.5 million compared to current liabilities of $25.8 million, resulting in working capital of $113.7 million and a current ratio of 5.4.  Cash and equivalents were $56.4 million, and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company's bank-debt obligations, all of which were incurred in connection with the 2016 acquisition of Magellan, totaled $52.4 million as of March 31, 2018.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2018 and fiscal 2017.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Net revenues	$56,451	$54,125	$108,734	$100,934
Cost of sales	21,882	20,648	42,379	38,418
Gross profit	34,569	33,477	66,355	62,516

Operating expenses
Research and development	4,222	3,951	8,702	7,548
Selling and marketing	8,648	8,066	17,458	15,684
General and administrative	9,110	7,274	18,062	15,013
Executive transition and realignment costs	3,458	-	4,192	-
Litigation costs	1,453	-	2,202	-
Total operating expenses	26,891	19,291	50,616	38,245

Operating income	7,678	14,186	15,739	24,271
Other income (expense), net	(454)	4	(857)	(422)
Earnings before income taxes	7,224	14,190	14,882	23,849
Income tax provision	1,936	4,878	3,292	8,258
Net earnings	$5,288	$9,312	$11,590	$15,591

Net earnings per basic common share	$0.12	$0.22	$0.27	$0.37
Basic common shares outstanding	42,323	42,202	42,289	42,177

Net earnings per diluted common share	$0.12	$0.22	$0.27	$0.37
Diluted common shares outstanding	42,732	42,568	42,693	42,539

The following table sets forth the unaudited segment data for the interim periods in fiscal 2018 and fiscal 2017 (in thousands).

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Net revenues
Diagnostics	$39,782	$37,772	$77,272	$71,580
Life Science	16,669	16,353	31,462	29,354
	$56,451	$54,125	$108,734	$100,934
Operating Income
Diagnostics	$8,986	$9,595	$15,760	$16,238
Life Science	3,576	4,571	6,360	7,838
Executive Transition and Realignment Costs, and Litigation Costs	(4,911)	-	(6,394)	-
Eliminations	27	20	13	195
	$7,678	$14,186	$15,739	$24,271

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on net earnings, basic earnings per share and diluted earnings per share excluding the effects of executive transition and realignment costs, litigation costs and certain one-time tax effects of the tax reform act.  We have provided in the tables below reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of these non-routine items, for the second quarters and six month periods ended March 31, 2018 and March 31, 2017.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies.  In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP.  Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

SECOND QUARTER AND SIX MONTH YEAR-TO-DATE
GAAP TO NON-GAAP RECONCILATION TABLES
(In Thousands, Except per Share Data)

	Three Months			Six Months
	Ended March 31,			Ended March 31,
	2018		2017	2018	2017
Net Earnings -
U.S. GAAP basis	$5,288		$9,312	$11,590	$15,591
Executive transition and realignment costs*	2,517		-	3,052	-
Litigation costs*	1,058		-	1,603	-
One-time benefit from tax law change	-		-	(1,695)	-
Repatriation transition tax	-		-	854	-
Adjusted Earnings	$8,863		$9,312	$15,404	$15,591

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.12		$0.22	$0.27	$0.37
Executive transition and realignment costs	0.06		-	0.07	-
Litigation costs	0.02		-	0.04	-
One-time benefit from tax law change	-		-	(0.04)	-
Repatriation transition tax	-		-	0.02	-
Adjusted Basic EPS	$0.21	**	$0.22	$0.36	$0.37

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.12		$0.22	$0.27	$0.37
Executive transition and realignment costs	0.06		-	0.07	-
Litigation costs	0.02		-	0.04	-
One-time benefit from tax law change	-		-	(0.04)	-
Repatriation transition tax	-		-	0.02	-
Adjusted Diluted EPS	$0.21	**	$0.22	$0.36	$0.37
*    Net of tax.
**  Does not sum to total due to rouonding.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with the ramp up of new products could cause actual results to differ from expectations.  Meridian relies on proprietary, patented and licensed technologies.  As such, the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian's earnings and financial results.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems, and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In the past, the Company has identified a material weakness in our internal control over financial reporting, which has been remediated, but the Company can make no assurances that a material weakness will not be identified in the future, which if identified and not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements.  In addition to the factors described in this paragraph, as well as those factors identified from time to time in our filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.  Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agri-bio industries engaged in research. Many companies also utilize Meridian's products as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers, and agri-bio companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

Contact:
Jack Kenny
Chief Executive Officer
Meridian Bioscience, Inc.
Phone:  513.271.3700
Email:  mbi@meridianbioscience.com

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